Exhibit 4.10

WATERFORD WEDGWOOD PLC

SIR ANTHONY O'REILLY

- and -

MR PETER JOHN GOULANDRIS

RELATIONSHIP AGREEMENT

WILLIAM FRY
Solicitors
Fitzwilton House
Wilton Place
Dublin 2

002542.0207.KC

TABLE OF CONTENTS

1.	DEFINITIONS	4
2.	EFFECTIVE DATE	5
3.	UNDERTAKINGS	5
4.	DIRECTOR CONFLICTS	6
5.	ENFORCEMENT	6
6.	TERMINATION	6
7.	MODIFICATION	7
8.	SEVERABILITY	7
9.	COUNTERPARTS	7
10.	CONSTRUCTION	7
11.	CAPTIONS	7
12.	GOVERNING LAW	7
13.	NOTICE	7
14.	CONFLICT OR INCONSISTENCY	8

THIS AGREEMENT is made on 20 June 2005

BETWEEN:

WATERFORD WEDGWOOD plc, a Public Limited Company registered in Ireland under number 11861 whose registered office is at Kilbarry, Waterford, Ireland (hereinafter referred to as the "Company")
SIR ANTHONY O'REILLY of Lissadell, Lyford Cay, Nassau, Bahamas (hereinafter referred to as "Sir Anthony O'Reilly")

- and -

MR PETER JOHN GOULANDRIS of Sea Saga, Edgewater Drive Lyford Cay, Nassau, Bahamas (hereinafter referred to as "Mr Goulandris")

WHEREAS:

A.    The Company has at the date of this Agreement an authorised share capital of €210,000,000 divided into 3,500,000,000 ordinary shares of €0.06 each, of which 2,658,632,610 are in issue and fully paid up.

B.    The Company proposes to raise up to €101,000,000 (before commissions and expenses) by means of the issue of the Rights Issue Units (as defined below) on the terms to be set out in the Prospectus (as defined below).

C.    The Company must comply with the Listing Rules (as defined below), which require the Company to be capable at all times of carrying on its business independently of any Controlling Shareholder (as defined below), including any Associate (as defined below) thereof, and that all transactions and relationships between the Company and any Controlling Shareholder or Associate thereof be at arm's length and on a basis no less favourable to the Company than a normal commercial basis.

D.    Each of Sir Anthony O'Reilly and Mr Goulandris may become a Controlling Shareholder (as defined below) following completion of the Underwriting (as defined below).

E.    The Company, Sir Anthony O'Reilly and Mr Goulandris have entered into this Agreement for the purposes of the Listing Rules, including in particular paragraphs 3.12 and 3.13 of the Listing Rules.

NOW IN CONSIDERATION OF Sir Anthony O'Reilly and Mr Goulandris agreeing severally to enter into certain undertakings with the Company upon and subject to the terms and conditions of this

Agreement, and in consideration of the receipt of the sum of €1.00 by each of the parties hereto from each of the other parties hereto (the receipt of which is hereby acknowledged) and for other valuable consideration the sufficiency of which is hereby acknowledged, IT IS HEREBY AGREED AS FOLLOWS:

1.	Definitions

In this Agreement the following expressions shall have the following meanings unless the context otherwise requires:

(a)	"Articles", the Articles of Association of the Company for the time being and as amended from time to time;

(b)	"Associate", the meaning given to such expression in paragraphs 11.1(d) and (e) of the Listing Rules;

(c)	"Board", the Board of Directors of the Company for the time being and from time to time;

(d)	"Controlling Shareholder", any person (or persons acting jointly by agreement whether formal or otherwise) who is:

(i)	entitled to exercise, or to control the exercise of, 30% or more of the rights to vote at general meetings of the Company (but the rights to vote attaching to any treasury shares held by the Company are not to be taken into account when calculating a person's percentage rights to vote under this paragraph); or

(ii)	able to control the appointment of directors who are able to exercise a majority of votes at board meetings of the Company.

(e)	"Current Relationship Directors", Sir Anthony O'Reilly, Mr Goulandris, Lady Chryss O'Reilly and Mr Tony O'Reilly, Jnr.;

(f)	"Directors", the Directors of the Company for the time being and from time to time;

(g)	"Group", the Company and its subsidiaries and subsidiary undertakings for the time being and from time to time and "member of the Group" means any one of them;

(h)	"Holding", the interest of each Principal Shareholder in the equity share capital of the Company;

(i)	"Income Shares", non-voting shares of nominal value Stg 1p each in the capital of Waterford Wedgwood UK plc which, when issued with and tied to an Ordinary Share, entitle holders of Stock Units to elect to receive dividends paid from UK-sourced profits;

(j)	"Independent Board", for the purposes of each particular determination to be made by the Board for the purposes of Clauses 3 and 4 of this Agreement, the Independent Directors;

(k)	"Independent Directors", now, the Directors other than the Current Relationship Directors, and, on an ongoing basis, the Directors other than the Current Relationship Directors and any Director connected to one or both of the Principal Shareholders within the meaning of Section 26 of the Companies Act 1990 (as amended by Section 76 of the Company Law Enforcement Act 2001) and any Director who has a significant and direct business relationship with either or both of the Principal Shareholders which, in the reasonable opinion of the Independent Board (excluding also the Director whose relationship is being considered), would materially interfere with the exercise by him/her of independent judgment on such matter;

(l)	"Irish Stock Exchange", The Irish Stock Exchange Limited;

(m)	"Listing Rules", the listing rules of the Irish Stock Exchange and/or, where appropriate, the listing rules of the UK Listing Authority, as they may be varied, supplemented and amended from time to time, inter alia to reflect the Regulations;

(n)	"London Stock Exchange", The London Stock Exchange plc;

(o)	"Ordinary Shares", ordinary shares of nominal value €0.06 each in the capital of the Company;

(p)	"Principal Shareholders", Sir Anthony O'Reilly and Mr Goulandris;

(q)	"Prospectus", the prospectus or listing particulars for the purposes of the Rights Issue relating to the Company and the Group, as required by the Regulations and the Listing Rules;

(r)	"Regulations", the European Communities (Stock Exchange) Regulations 1984 and the European Communities (Transferable Securities and Stock Exchange) Regulations 1992 or any legislation implemented in substitution therefore, including the European Communities (Prospectus) Regulations 2005 and the Investment Funds, Companies and Miscellaneous Provisions Act 2005;

(s)	"Rights Issue", the issue of 1,661,857,115 Stock Units to holders of Stock Units on the basis of 7 Rights Issue Units for every 11 Stock Units held announced by the Company on 4 May 2005;

(t)	"Rights Issue Units", 1,661,857,115 Stock Units to be issued pursuant to the Rights Issue;

(u)	"Stock Exchanges", together the Irish Stock Exchange and the London Stock Exchange and either of them a "Stock Exchange";

(v)	"Stock Unit", one Ordinary Share and one Income Share, which are twinned;

(w)	"UKLA", or "UK Listing Authority", the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000 of the United Kingdom; and

(x)	"Underwriting", the underwriting of the Rights Issue in accordance with the terms of the conditional Underwriting Agreement dated 20 June 2005 between the Company, Birchfield Holdings Limited and J&E Davy.

2.	Effective Date

(a)	The provisions of this Agreement shall come into effect on the date that either or both of the Principal Shareholders becomes a Controlling Shareholder of the Company pursuant to the Rights Issue and shall have no effect in the period prior to that date. If such event has not occurred on or before 30 August 2005 or such later date as may be agreed, in writing, between the parties (being in any event no earlier than the date upon which the Principal Shareholder(s) would, directly or indirectly through Birchfield Holdings Limited, if required, subscribe for Rights Issue Units pursuant to the Underwriting), this Agreement shall terminate and be of no further effect.

(b)	Notwithstanding any other provision of this Agreement, nothing in this Agreement shall require the Principal Shareholders to abstain, or procure the abstention, from voting, for the avoidance of doubt in their capacity as Shareholders in the Company only, the Stock Units attributable to the Holding in respect of the resolutions (other than the resolution to be passed by Independent Shareholders (as that term is defined in the Circular convening such meeting) as required by the Irish Takeover Panel) to be proposed at an Extraordinary General Meeting of the Company proposed to be held on 20 June 2005 provided always that the Principal Shareholders will comply with the provisions of Chapter 11 of the Listing Rules and will so demonstrate to the satisfaction of the Irish Stock Exchange and the UKLA as required, prior to taking any action in accordance with this Clause 2(b).

3.	Undertakings

Each of the Principal Shareholders hereby severally undertakes to the Company, from the time when either of them becomes a Controlling Shareholder pursuant to the Rights Issue, that:

(a)	he shall exercise, or procure the exercise of, the voting rights in the Company attributable to his Holding so as to ensure that the Company and/or the Group is capable at all times of carrying on its business independently of him and/or his Associates;

(b)	all transactions and relationships between him and/or any entity interested in his Holding and/or his Associates and the Group are conducted at arm's length and on a basis which is at least as beneficial to the Company as a normal commercial basis;

(c)	he will abstain, or procure the abstention, from voting the Stock Units attributable to his Holding in general meetings of the Company in respect of any contract or arrangement in which, in the reasonable opinion of the Independent Board, he has a material interest;

(d)	he will not exercise, or procure the exercise of, the voting rights in the Company attributable to his Holding in favour of any amendment to the Articles which would be inconsistent with, or in violation of, the terms of this Agreement; and

(e)	he will procure that, within seven days of becoming aware of a significant acquisition opportunity of a non-publicly quoted company in the luxury crystal and ceramics businesses, the Company will be provided with notice of that investment opportunity and he and his Associates will not pursue such acquisition opportunity if within a period of five business days the Company notifies him of its intention to take up such acquisition opportunity.

4.	Director Conflicts

Each of the Principal Shareholders and the Company hereby severally undertakes to use all reasonable endeavours to procure that during the term of this Agreement:

(a)	in respect of any Board resolution relating to any transaction between any member of the Group and a Principal Shareholder, no member of the Board may exercise a vote if he/she:

(i)	is a Current Relationship Director connected with that Principal Shareholder;

(ii)	is connected to that Principal Shareholder within the meaning of Section 26 of the Companies Act 1990 (as amended by Section 76 of the Company Law Enforcement Act 2001); or

(iii)	has a significant and direct business relationship with that Principal Shareholder which, in the reasonable opinion of the Independent Board (excluding those members who fall within sub-paragraph (i) or (ii) and the director who has such relationship), would materially interfere with the exercise by him/her of independent judgement on such matter; and

(b)	the requirements of the Listing Rules (if any) in respect of Controlling Shareholders, insofar as they relate to him as Principal Shareholder, are complied with.

5.	Enforcement

Each of the Principal Shareholders and the Company agree severally that, if at any time hereafter it proves necessary to enforce any of the provisions of this Agreement, the decision as to any such enforcement shall be taken at a meeting of the Board (or a committee of the Board) comprised solely, in either case, of Independent Directors.

6.	Termination

(a)	The provisions of this Agreement shall terminate, without the need for any further or other action:

(i)	in relation to a Principal Shareholder, if he ceases to be a Controlling Shareholder; or

(ii)	if the Company ceases to be admitted to the Official Lists of the Irish Stock Exchange and the UKLA.

(b)	The Company shall be entitled to terminate this Agreement if:

(i)	at any time during the term of this Agreement the Listing Rules are amended so as to obviate the necessity for this Agreement; or

(ii)	it is in the best interests of the Company to do so.

7.	Modification

No modification of any provision of this Agreement shall be binding unless the same shall be evidenced in writing duly executed by or on behalf of each of the parties hereto.

8.	Severability

If at any time any one or more of the provisions of this Agreement or any part thereof is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the parties agree that, in such circumstances, full effect shall be given to such provision in the reduced or amended form.

9.	Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original and all such counterparts together shall constitute one and the same instrument.

10.	Construction

(a)	Any reference to any provision of any legislation shall include any modification, re-enactment or extension thereof. Any reference to any provision of any legislation shall be a reference to legislation of the Republic of Ireland unless the context clearly indicates the contrary.

(b)	Words such as "hereunder", "hereto", "hereof" and "herein" and other words commencing with "here" shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular clause or paragraph thereof.

(c)	Save as otherwise provided herein, any reference to a clause, paragraph or sub-paragraph shall be a reference to a clause, paragraph or sub-paragraph, as the case may be, of this Agreement and any reference in a clause or paragraph to a paragraph or sub-paragraph shall be a reference to a paragraph or sub-paragraph of the clause or paragraph in which the reference is contained, unless it appears from the context that a reference to some other provision is intended.

(d)	Except where the context otherwise requires, words denoting the singular include the plural and vice versa, words denoting any one gender include all genders and words denoting persons include corporations and vice versa.

11.	Captions

The captions to the clauses of this Agreement are inserted for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of this Agreement.

12.	Governing Law

This Agreement shall in all respects (including the formation thereof and performance thereunder) be governed by and construed in accordance with the laws of Ireland.

13.	Notice

(a)	Any notice or other communication required or permitted to be given or made hereunder to a party hereto shall be delivered or sent by letter to the address listed after his or its name herein or to such other address as such party hereto may from time to time notify to the other parties hereto in writing in accordance with the provisions hereof.

(b)	Any notice or other communication required or permitted to be given or made hereunder shall be validly given or made if delivered personally or despatched by prepaid internationally recognised courier service or by prepaid letter post (airmail, if to an address outside the country of the sender) addressed as aforesaid and shall be deemed to be given or made:

(i)	if delivered by hand or by courier - at the time of delivery; or

(ii)	if sent by post – one hundred and twenty hours after the same shall have been posted.

14.	Conflict or Inconsistency

In the case of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Articles, the provisions of this Agreement shall prevail.

IN WITNESS WHEREOF this Agreement has been entered into the day and year first herein written.

SIGNED, SEALED AND DELIVERED by the said SIR ANTHONY O'REILLY in the presence of:	Tim J. Scanlon Duly authorised Attorney for Sir Anthony O'Reilly
Éanna Mellett Solicitor 30 Herbert Street Dublin 2	Éanna Mellet Witness
SIGNED, SEALED AND DELIVERED by the said MR. PETER JOHN GOULANDRIS in the presence of:	Tim J. Scanlon Duly authorised Attorney for Peter John Goulandris
Éanna Mellett Solicitor 30 Herbert Street Dublin 2	Éanna Mellett Witness
PRESENT when the common seal of WATERFORD WEDGWOOD PLC was affixed hereto:	Redmond O'Donoghue Director
Patrick Dowling Director/Secretary

WF-433614-v7:exv